Exhibit 99.(a)

CORPORATE OFFICE

37	North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK POSTS STRONG THIRD QUARTER RESULTS
—Net Income up 22% to a Record $35.4 Million—
—Raising 2005 Earnings Estimate to $1.98 to $1.99—

Paoli, PA, October 20, 2005 — AMETEK Inc. (NYSE: AME) today announced third quarter results, posting strong year-over-year increases in sales, operating income, net income and diluted earnings per share.

AMETEK’s third quarter 2005 sales of $344.5 million were up 11% from the $310.7 million recorded in the third quarter of 2004. Operating income for the third quarter of 2005 was $58.7 million, up 16% from the third quarter of 2004. Net income of $35.4 million was up 22% from last year’s third quarter and diluted earnings per share were $.50 per share, up 19% over the same quarter of last year.

“AMETEK had a very good third quarter. Sales and earnings grew at double-digit rates driven by the combined benefits of core growth, acquisitions and our focus on operational excellence,” commented Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Our markets remain strong. The internal order growth for AMETEK was 6% in the quarter. Each group contributed to this strong performance with the Electronic Instruments Group up 7% and the Electromechanical Group up 5%. We had particularly strong order performance in our aerospace and power businesses,” added Mr. Hermance.

In the quarter the Company experienced several unusual events. The Company recognized a pre-tax gain on the sale of a facility of approximately $4 million. Additionally the Company incurred higher than normal expenses of approximately $2 million to accelerate the movement of production to low-cost locales, and income was adversely impacted by approximately $1 million from the effects of the Gulf hurricanes. These items affected operating income. Separately, reflected in other expenses, is approximately $1 million of costs related to an acquisition that AMETEK chose not to complete.

For the first nine months of 2005, AMETEK sales increased 14% to $1.031 billion from $906.0 million in the same period of 2004. Operating income totaled $174.5 million, a 23% increase from $141.4 million earned in the first nine months of last year. Net income for the first nine months of 2005 was $102.6 million, up 26% from $81.4 million in the same period of 2004. Diluted earnings per share were up 23% to $1.45 per share for the first nine months of 2005.

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AMETEK POSTS STRONG THIRD QUARTER RESULTS
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Electronic Instruments Group (EIG)
EIG’s third quarter 2005 sales were $205.5 million, up 19% from last year’s level of $172.9 million. Third quarter group operating income was up 34% to $43.1 million, versus $32.1 million in the same period of 2004. Group operating margins were 21.0%, up from 18.6% in the third quarter of 2004.

“EIG had a great quarter,” noted Mr. Hermance. “The revenue increase was driven by internal growth and the contribution from the Spectro acquisition. Operating income was up sharply, driven by the top-line performance, the benefits of our operational excellence initiatives across the Group and the gain on the sale of the facility.”

Electromechanical Group (EMG)
EMG’s sales of $139.0 million were up 1% from $137.8 million in the third quarter of 2004. Third quarter group operating income of $22.1 million was down 8%, versus $24.0 million reported for the same period of 2004. EMG’s operating income margin in the third quarter of 2005 was 15.9%, compared with 17.4% in the third quarter of 2004.

”EMG sales were up 1% as strength in the differentiated businesses overcame a slight decline in our cost-driven motor business. Higher than normal expenses to accelerate the movement of manufacturing to low-cost locales drove the profit reduction. Without these additional costs EMG operating income would have been essentially unchanged,” added Mr. Hermance.

Outlook
“We expect revenue in the fourth quarter to be up over 20% on solid internal growth and the benefits from our acquisition program. Earnings are expected to be $.52 to $.53 per diluted share in the quarter,” commented Mr. Hermance.

“For 2005 we expect revenue to increase approximately 15%. Based on continued strength in our markets we are raising our 2005 earnings estimate to $1.98 to $1.99 per diluted share, an increase of 21% to 22% over last year,” noted Mr. Hermance.

Two Acquisitions Closed
The Company recently closed two acquisitions: HCC Industries and the Solartron Group. These companies are highly differentiated businesses that together will add nearly $155 million in annual sales to AMETEK.

HCC Industries
On October 7, 2005, the Company completed the acquisition of HCC Industries (“HCC”), a leading designer and manufacturer of highly engineered hermetic connectors, terminals, headers and microelectronic packages for sophisticated electronic applications in the aerospace, defense, industrial and petrochemical markets. Headquartered near Los Angeles, CA, HCC has annual sales of approximately $104 million. It was acquired from an investor group led by Windward Capital Partners and management for approximately $162 million in cash.

“HCC becomes a new platform for our Electromechanical Group. The excellent internal growth of this business coupled with our ability to add additional synergistic acquisitions should enable this new platform to become a major part of our Electromechanical Group,” noted Mr. Hermance.

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AMETEK POSTS STRONG THIRD QUARTER RESULTS
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Solartron Group
On September 26, 2005, AMETEK completed the acquisition of the Solartron Group (“Solartron”) from Roxboro Group PLC for approximately £42 million ($75 million). United Kingdom-based Solartron is a leading supplier of analytical instrumentation for the process, laboratory and other industrial markets with annual sales of approximately £27 million ($50 million).

“Solartron is composed of an excellent set of differentiated, niche-focused businesses that fit nicely with several of our current process and analytical instrument businesses,” commented Mr. Hermance. “Solartron enables us to broaden our product offering, expand our geographic reach, and capitalize on significant synergy with our existing businesses.”

Conference Call
AMETEK, Inc. will Web cast it’s Third Quarter 2005 investor conference call on Thursday, October 20, 2005, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com and at www.streetevents.com. To access the Web cast from ametek.com, click on “Investors” and a link will be provided to access the Web cast. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of $1.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME (Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales	$344,529	$310,707	$1,030,676	$906,047

Expenses:
Cost of sales, excluding depreciation	233,217	216,534	708,630	640,479
Selling, general and administrative	44,158	35,112	122,164	97,954
Depreciation	8,446	8,608	25,363	26,184
Total expenses	285,821	260,254	856,157	764,617

Operating income	58,708	50,453	174,519	141,430
Other income (expenses):
Interest expense	(7,628)	(7,541)	(22,962)	(20,676)
Other, net	(1,446)	(659)	(1,648)	(696)

Income before income taxes	49,634	42,253	149,909	120,058
Provision for income taxes	14,206	13,233	47,260	38,707

Net income	$35,428	$29,020	$102,649	$81,351

Diluted earnings per share	$0.50	$0.42	$1.45	$1.18

Basic earnings per share	$0.51	$0.43	$1.49	$1.20

Average common shares outstanding:
Diluted shares	70,841	69,552	70,587	69,039

Basic shares	69,242	68,124	69,007	67,657

Dividends per share	$0.06	$0.06	$0.18	$0.18

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT (Unaudited)
(In thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales

Electronic Instruments	$205,500	$172,929	$577,777	$483,094
Electromechanical	139,029	137,778	452,899	422,953

Total Consolidated	$344,529	$310,707	$1,030,676	$906,047

Operating income

Electronic Instruments	$43,104	$32,083	$120,185	$86,215
Electromechanical	22,061	24,029	74,326	72,378

Total segments	65,165	56,112	194,511	158,593
Corporate and other	(6,457)	(5,659)	(19,992)	(17,163)

Total Consolidated	$58,708	$50,453	$174,519	$141,430

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash, cash equivalents
and marketable securities	$47,640	$48,975
Receivables, net	240,043	217,329
Inventories	189,462	168,523
Other current assets	40,255	27,113

Total current assets	517,400	461,940
Property, plant and equipment, net	203,364	207,542
Goodwill, net	704,131	601,007
Other intangibles, investments and other assets	179,095	149,863

Total assets	$1,603,990	$1,420,352

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current
portion of long-term debt	$25,585	$49,943
Accounts payable and accruals	247,899	222,895

Total current liabilities	273,484	272,838
Long-term debt	488,841	400,177
Deferred income taxes and
other long-term liabilities	85,854	87,755
Stockholders’ equity	755,811	659,582

Total liabilities and stockholders’ equity	$1,603,990	$1,420,352

CONTACT:	AMETEK, Inc. William J. Burke, 610-889-5249